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EXHIBIT 12.    STATEMENT RE:  COMPUTATION OF RATIOS


                     First Hawaiian, Inc. and Subsidiaries
        Computation of Consolidated Ratios of Earnings to Fixed Charges

                                                        THREE MONTHS ENDED MARCH 31,
                                                  ------------------------------------
                                                      1996                     1995
                                                  -----------              -----------
                                                         (dollars in thousands)

Income before income taxes                        $    29,260              $    29,051
                                                  -----------              -----------


Fixed charges:(1)
 Interest expense                                      59,759                   65,841
 Rental expense                                         1,202                    1,211
                                                  -----------              -----------
                                                       60,961                   67,052
Less interest on deposits                              42,049                   42,149
                                                  -----------              -----------

 Net fixed charges                                     18,912                   24,903
                                                  -----------              -----------

 Earnings, excluding
   interest on deposits                           $    48,172              $    53,954
                                                  ===========              ===========

 Earnings, including
   interest on deposits                           $    90,221              $    96,103
                                                  ===========              ===========

Ratio of earnings to
 fixed charges:

 Excluding interest on deposits                         2.55 X                  2.17 x

 Including interest on deposits                         1.48 X                  1.43 x
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(1)    For purposes of computing the above ratios, earnings represent income before income taxes plus fixed charges.  Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.  Fixed charges, including interest on deposits, include all interest, whether expensed or capitalized, and that portion of rental expense (generally one third)
       deemed representative of the interest factor.